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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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The Men’s Wearhouse, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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THE MEN’S WEARHOUSE, INC.
5803 Glenmont Drive
Houston, Texas 77081-1701
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held June 21, 2006
      Notice is hereby given that the Annual Meeting of the Shareholders of The Men’s Wearhouse, Inc., a Texas corporation (the “Company”), will be held at 11:30 a.m., Pacific daylight time, on Wednesday, June 21, 2006, at the Company’s executive offices, 40650 Encyclopedia Circle, Fremont, California, for the following purposes:

(1) To elect eight directors of the Company to hold office until the next Annual Meeting of Shareholders or until their respective successors are duly elected and qualified; and

(2) To transact such other business as may properly come before the meeting or any adjournment thereof.
      The holders of record of the Company’s common stock, $.01 par value per share, at the close of business on May 3, 2006, will be entitled to vote at the meeting and any adjournment(s) thereof.

By Order of the Board of Directors

Michael W. Conlon
Secretary
May 19, 2006
IMPORTANT
      You are cordially invited to attend the meeting in person. Even if you plan to be present, you are urged to sign, date and mail the enclosed proxy promptly. If you attend the meeting you can vote either in person or by your proxy.

ELECTION OF DIRECTORS
BOARD OF DIRECTORS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION
Aggregate Option Exercises in Fiscal 2005 and Option Values at January 28, 2006
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
INDEPENDENT AUDITORS
PROPOSALS FOR NEXT ANNUAL MEETING
OTHER MATTERS

THE MEN’S WEARHOUSE, INC.
PROXY STATEMENT
FOR ANNUAL MEETING OF SHAREHOLDERS
To Be Held June 21, 2006
      This proxy statement is furnished to the shareholders of The Men’s Wearhouse, Inc. (the “Company”), whose principal executive offices are located at 5803 Glenmont Drive, Houston, Texas 77081-1701, and at 40650 Encyclopedia Circle, Fremont, California 94538-2453, in connection with the solicitation by the Board of Directors of the Company of proxies to be used at the Annual Meeting of Shareholders to be held at 11:30 a.m., Pacific daylight time, on Wednesday, June 21, 2006, at the Company’s executive offices, 40650 Encyclopedia Circle, Fremont, California, or any adjournment(s) thereof (the “Annual Meeting”).
      Proxies in the form enclosed, properly executed by shareholders and received in time for the meeting, will be voted as specified therein. If a shareholder does not specify otherwise, the shares represented by his or her proxy will be voted “FOR” the nominees for director listed therein. The giving of a proxy does not preclude the right to vote in person should the person giving the proxy so desire, and the proxy may be revoked at any time before it is exercised by written notice delivered to the Company at or prior to the meeting.
      This Proxy Statement is being mailed on or about May 19, 2006, to the holders of record of the Company’s common stock, $.01 par value per share (the “Common Stock”), on May 3, 2006 (the “Record Date”). At the close of business on the Record Date, there were outstanding and entitled to vote 53,335,185 shares of Common Stock, and only the holders of record on such date shall be entitled to vote at the Annual Meeting. Such holders will be entitled to one vote per share on each matter presented at the Annual Meeting.
      The enclosed form of proxy provides a means for shareholders to vote for all of the nominees listed therein, to withhold authority to vote for one or more of such nominees or to withhold authority to vote for all of such nominees. The withholding of authority by a shareholder will reduce the number of votes received by, but otherwise will have no effect on the results of the election of, those directors for whom authority to vote is withheld because the Company’s bylaws provide that directors are elected by a plurality of the votes cast.
      The holders of a majority of the total shares of Common Stock issued and outstanding on the Record Date, whether present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Abstentions are counted toward the calculation of a quorum, but are not treated as either a vote for or against a proposal. An abstention has the same effect as a vote against a proposal or, in the case of the election of directors, as shares to which voting power has been withheld. Under Texas law, any unvoted position in a brokerage account with respect to any matter will be considered as not voted and will not be counted toward fulfillment of quorum requirements as to that matter. The shares held by each shareholder who signs and returns the enclosed form of proxy will be counted for purposes of determining the presence of a quorum at the meeting.

ELECTION OF DIRECTORS
      At the Annual Meeting, eight directors constituting the entire Board of Directors are to be elected. All directors of the Company hold office until the next annual meeting of shareholders or until their respective successors are elected and qualified or their earlier resignation or removal.
      The following persons have been nominated to fill the eight positions to be elected by the shareholders. It is the intention of the persons named in the enclosed proxy to vote the proxies for the election of the nominees named below, unless otherwise specified. Management of the Company does not contemplate that any of the nominees will become unavailable for any reason, but if that should occur before the meeting, proxies will be voted for another nominee, or other nominees, to be selected by the Nominating and Corporate Governance Committee.

			Director
Name	Age	Position with the Company	Since

George Zimmer	57	Chairman of the Board and Chief Executive Officer	1974
David H. Edwab	51	Vice Chairman of the Board	1991
Rinaldo S. Brutoco	59	Director	1992
Michael L. Ray, Ph.D.	67	Director	1992
Sheldon I. Stein	52	Director	1995
Kathleen Mason	56	Director	2001
Deepak Chopra, M.D.	60	Director	2004
William B. Sechrest	63	Director	2004
      George Zimmer co-founded The Men’s Wearhouse as a partnership in 1973 and has served as Chairman of the Board of the Company since its incorporation in 1974. George Zimmer served as President from 1974 until February 1997 and has served as Chief Executive Officer of the Company since 1991.
      David H. Edwab joined the Company in February 1991 and was elected Senior Vice President, Treasurer and Chief Financial Officer of the Company. In February 1993, he was elected Chief Operating Officer of the Company. In February 1997, Mr. Edwab was elected President of the Company. He was elected as a director of the Company in 1991. In November 2000, Mr. Edwab joined Bear, Stearns & Co. Inc. (“Bear Stearns”) as a Senior Managing Director and Head of the Retail Group in the Investment Banking Department of Bear Stearns. Accordingly, Mr. Edwab resigned as President of the Company and was then named Vice Chairman of the Board. In February 2002, Mr. Edwab re-joined the Company and continues to serve as Vice Chairman of the Board. Mr. Edwab is also a director of Aeropostale, Inc. and New York and Company.
      Rinaldo S. Brutoco is and has been since January 2000, President and Chief Executive Officer of ShangriLa Consulting, Inc. Prior to that Mr. Brutoco was President and Chief Executive Officer of Dorason Corporation for more than five years. ShangriLa Consulting, Inc. is affiliated with the ShangriLa Group, a privately held consulting and merchant banking concern.
      Michael L. Ray, Ph.D. has been on the faculty at Stanford University since 1967 and is currently the John G. McCoy — Banc One Corporation Professor of Creativity and Innovation and of Marketing Emeritus at Stanford University’s Graduate School of Business. Professor Ray is a social psychologist with training and extensive experience in advertising and marketing management and has served as a private consultant to numerous companies since 1967.
      Sheldon I. Stein is a Senior Managing Director of Bear Stearns and runs the firm’s Southwest Investment Banking Group. Mr. Stein joined Bear Stearns in August 1986.
      Kathleen Mason has been the President, Chief Executive Officer and a director of Tuesday Morning Corporation, a retailer of first quality, deep discount and closeout home furnishings and gifts, since July 2000. From December 1999 to July 2000, Ms. Mason was a freelance retailing consultant. Ms. Mason is also a director of Genesco, Inc. and Hot Topic, Inc.

      Deepak Chopra, M.D. is Director of Educational Programs, Chief Executive Officer and founder of The Chopra Center for Well Being, which was established by Dr. Chopra in 1995 and offers training programs in mind-body medicine. Dr. Chopra is the author of more than 35 books and more than 100 audio, video and CD-ROM titles. Dr. Chopra is a fellow of the American College of Physicians and a member of the American Association of Clinical Endocrinologists.
      William B. Sechrest is a founder and has been for more than five years a shareholder of Winstead Sechrest & Minick P.C., a law firm. Mr. Sechrest is a member of the American College of Real Estate Lawyers.
BOARD OF DIRECTORS
      The business and affairs of the Company are managed under the direction of the Board of Directors to enhance the long-term value of the Company for its shareholders. In exercising its authority to direct, the Board recognizes that the long-term interests of its shareholders are best advanced by appropriate consideration of other stakeholders and interested parties including employees and their families, customers, suppliers, communities and society as a whole. To assist the Board in fulfilling its responsibilities, it has adopted certain Corporate Governance Guidelines (the “Guidelines”). As contemplated by the Guidelines, the Board of Directors of the Company has regular executive sessions where non-management directors meet without management participation. The Chairman of the Nominating and Corporate Governance Committee is the presiding director for each executive session.
Director Qualifications
      As set forth in the Guidelines, a majority of the members of the Board of Directors must qualify as independent directors in accordance with the applicable provisions of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules promulgated thereunder, and the applicable rules of the New York Stock Exchange. In addition, at least two-thirds in number (if two-thirds is not a whole number then at least the nearest whole number to two-thirds that is less than two-thirds) of the directors shall meet the following qualifications:

•	shall not have been employed by the Company as an executive officer in the past ten years.

•	is not an executive officer or director, or a person serving in a similar capacity with, nor an owner of more than 1% of the equity of, a significant customer, supplier or service provider to the Company. For purposes hereof, significant shall mean circumstances where during the past fiscal year the business with the customer, supplier or service provider equaled or exceeded either 1% of the revenue thereof or 1% of the revenue of the Company.

•	is not personally the accountant, lawyer or financial advisor for compensation to any executive officer of the Company.

•	is not a trustee, director or officer of any charitable organization that received contributions during the past fiscal year aggregating $100,000 or more from the Company.

•	has not within the last three years engaged in a transaction with the Company required to be disclosed in the Company’s proxy statement pursuant to Subpart 229.400 of Regulation S-K of the Rules and Regulations of the Securities and Exchange Commission.

•	is not a father, mother, wife, husband, daughter, son, father-in-law, mother-in-law, daughter-in-law or son-in-law of a person who would not meet the foregoing qualifications.
      A director shall not serve on more than four boards of directors of publicly-held companies (including that of the Company) unless the full Board determines that such service does not impair the director’s performance of his or her duties to the Company. A person shall not stand for election upon reaching the age of 75. Directors are expected to report changes in their business or professional affiliations or responsibilities, including retirement, to the Chairman of the Board and the Chairman of the Nominating and Corporate

Governance Committee and will be expected to offer to resign if the Nominating and Corporate Governance Committee concludes that the director no longer meets the Company’s requirements for service on the Board of Directors. The Board believes that directors should be shareholders and have a financial stake in the Company and, therefore, the Board has recommended that directors develop an ownership position in the Company equal to at least $50,000 by fiscal year end 2006 or within three years of becoming a director, whichever is later. The Nominating and Corporate Governance Committee of the Board may establish from time to time additional qualifications for directors, taking into account the composition and expertise of the entire Board.
Identifying and Evaluating Nominees for Directors
      The Nominating and Corporate Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Nominating and Corporate Governance Committee regularly assesses the appropriate size of the Board, and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Nominating and Corporate Governance Committee will consider various potential candidates for director. Candidates may come to the attention of the Nominating and Corporate Governance Committee through current Board members, professional search firms, shareholders or other persons. These candidates will be evaluated at regular or special meetings of the Nominating and Corporate Governance Committee, and may be considered at any point during the year. In evaluating such nominations, the Nominating and Corporate Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board.
Board of Directors Independence
      The Board of Directors has affirmatively determined that all members of the Board, with the exception of Messrs. Zimmer and Edwab, are independent in accordance with New York Stock Exchange Listing Standards and have no current material relationship with the Company, except as a director.
Attendance at the Annual Meeting of Shareholders
      The Company’s Board of Directors holds a regular meeting in conjunction with the Annual Meeting of Shareholders. Therefore, the directors are encouraged to and generally attend the Company’s Annual Meeting of Shareholders. All of the directors attended the 2005 Annual Meeting of Shareholders.
Communications with the Company
      Any shareholder or other interested party wishing to send written communications to any one or more members or Committees of the Company’s Board of Directors may do so by sending them in care of Investor Relations at 5803 Glenmont Drive, Houston, Texas 77081-1701. All such communications will be forwarded to the intended recipient(s).
Investor Information
      To obtain a printed copy of the Company’s Code of Business Conduct, Code of Ethics for Senior Management, Corporate Governance Guidelines or charters for the Audit, Compensation, and Nominating and Corporate Governance Committees of the Board of Directors, send a request to the Company in care of Investor Relations at 5803 Glenmont Drive, Houston, Texas 77081-1701. This material may also be obtained from the Company website at www.menswearhouse.com under Corporate Governance.
Committees of the Board of Directors and Meeting Attendance
      During the fiscal year ended January 28, 2006, the Board of Directors held six meetings.
      The Board of Directors has an Audit Committee that operates under a written charter. Prior to March 21, 2005, the Audit Committee was comprised of Messrs. Stein (Chair), Ray and Sechrest and Ms. Mason. At the March 2005 Board meeting, the Board of Directors reorganized the membership of its various committees, and, effective as of March 21, 2005, the Audit Committee members are Messrs. Sechrest (Chair) and Brutoco and Ms. Mason. The Board has affirmatively determined that all members of the Audit Committee are independent in accordance with the New York Stock Exchange Listing Standards and Rule 10A-3(b)(1) of the Exchange Act. In addition, the Board has determined that each of the members of the Audit Committee is financially literate and that Mr. Brutoco and Ms. Mason are “audit committee financial experts,” as that term is defined in the rules promulgated by the Securities and Exchange Commission pursuant to the Sarbanes-Oxley Act of 2002. It is the duty of the Audit Committee to review the Company’s financial information, accounting policies and internal controls, review with the Company’s independent public accountants the plan, scope and results of the annual audit of the Company’s financial statements, review and discuss the Company’s annual and quarterly financial statements with management and the Company’s independent public accountants, and to select the Company’s independent public accountants and approve in advance all audit and non-audit engagements of such independent public accounts. The Audit Committee’s responsibilities to the Board of Directors are further detailed in the Charter of the Audit Committee. During the fiscal year ended January 28, 2006, the Audit Committee held nine meetings. The Audit Committee’s report appears below.
      The Board of Directors has a Compensation Committee, each member of which is independent in accordance with the New York Stock Exchange Listing Standards. Prior to March 21, 2005, the Compensation Committee was comprised of Ms. Mason (Chair) and Messrs. Brutoco, Stein and Chopra. Effective as of March 21, 2005, the Compensation Committee members are Messrs. Stein (Chair) and Sechrest and Ms. Mason. It is the duty of the Compensation Committee to review and approve the Company’s overall compensation policy and consider and approve, on behalf of the Board of Directors, the compensation of the executive officers of the Company, including the chief executive officer, and the implementation of any compensation program for the benefit of any executive officer of the Company. The Compensation Committee’s responsibilities to the Board of Directors are further detailed in the Charter of the Compensation Committee. During the fiscal year ended January 28, 2006, the Compensation Committee held two meetings.
      The Board of Directors has a Nominating and Corporate Governance Committee, each member of which is independent in accordance with the New York Stock Exchange Listing Standards. Prior to March 21, 2005, the Nominating and Corporate Governance Committee was comprised of Messrs. Ray (Chairman), Brutoco and Chopra and Ms. Mason. Effective as of March 21, 2005, the members of the Nominating and Corporate Governance Committee are Messrs. Ray (Chair), Brutoco and Chopra. It is the duty of the Nominating and Corporate Governance Committee to develop and recommend to the Board of Directors a set of corporate governance principles for the Company, study and review with management the overall effectiveness of the organization of the Board of Directors and the conduct of its business and report and make recommendations to the Board of Directors as appropriate, and consider candidates to be elected directors and recommend to the Board of Directors the nominees for directors. The Nominating and Corporate Governance Committee’s responsibilities to the Board of Directors are further detailed in the Charter of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee normally does not consider unsolicited director nominees put forth by shareholders because the need for a new director generally only occurs on limited occasions when a director position becomes open as a result of a decision to increase the size of the Board or if a director retires or resigns. If and when such an event might occur, the Board of Directors feels that it is in the best interest of the Company to focus the Company’s resources on evaluating candidates at the appropriate time and who come to the Company through reputation or a relationship which initially validates the reasonableness of the person as a candidate or through professional search processes that do the same. During the fiscal year ended January 28, 2006, the Nominating and Corporate Governance Committee held three meetings.
      During the fiscal year ended January 28, 2006, no director attended fewer than 75% of all of the meetings of the Board of Directors and of any committee of which such director was a member.

Audit Committee Report
      In accordance with its written charter adopted by the Board of Directors, the Audit Committee of the Board of Directors assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company.
      In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors’ independence. The Audit Committee also discussed with management and the independent auditors the quality and adequacy of the Company’s internal controls. The Audit Committee reviewed with the independent auditors their audit plan, audit scope, and identification of audit risks.
      The Audit Committee discussed and reviewed with the independent auditors all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees” and, with and without management present, discussed and reviewed the results of the independent auditors’ examination of the financial statements.
      The Audit Committee reviewed and discussed the audited financial statements of the Company as of and for the fiscal year ended January 28, 2006, with management and the independent auditors. Management has the responsibility for the preparation of the Company’s financial statements and the independent auditors have the responsibility for the examination of those statements.
      Based on the above-mentioned review and discussions with management and the independent auditors, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended January 28, 2006, for filing with the Securities and Exchange Commission. The Audit Committee also approved the reappointment of the independent auditors.

AUDIT COMMITTEE

William B. Sechrest, Chairman
Rinaldo S. Brutoco
Kathleen Mason

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
      The following table sets forth information, as of the Record Date (except as noted below), with respect to the beneficial ownership of Common Stock by (i) each director, (ii) each nominee for director, (iii) each executive officer named in the Summary Compensation Table below, (iv) each shareholder known by the Company to be the beneficial owner of more than 5% of the Common Stock and (v) all executive officers and directors of the Company as a group. Unless otherwise indicated, each person has sole voting power and investment power with respect to the shares attributed to him or her.

			% of
	Number		Outstanding
Name	of Shares		Shares

PRIMECAP Management Company	4,625,632	(1)	8.6
225 South Lake Avenue #400
Pasadena, California 91101
FMR Corp.	3,740,210	(2)	7.1
82 Devonshire Street
Boston, Massachusetts 02109
Vanguard HorizonFunds-Vanguard Capital Opportunity Fund	3,600,000	(3)	6.8
100 Vanguard Blvd.
Malvern, Pennsylvania 19355
George Zimmer(4)	4,312,865	(5)(6)(7)	8.1
David H. Edwab	115,793	(6)(7)(8)(9)	*
Rinaldo S. Brutoco	6,750	(10)	*
Sheldon I. Stein	34,500	(11)	*
Michael L. Ray, Ph.D.	9,000	(12)	*
Kathleen Mason	21,000	(13)	*
Deepak Chopra, M.D.	7,500	(14)	*
William B. Sechrest	7,500	(14)	*
Charles Bresler, Ph.D.	53,343	(7)(15)	*
Douglas S. Ewert	70,747	(7)(16)	*
Neill P. Davis	28,940	(7)(17)	*
All executive officers and directors as a group (19 Persons)	5,722,122	(5)(6)(7)(8)(18)
		(19)(20)(21)	10.7

*	Less than 1%

(1)	Based on a Schedule 13G filed on February 14, 2006, PRIMECAP Management Company has sole voting power with respect to 967,582 of these shares, neither sole nor shared voting power with respect to the remainder of these shares and sole dispositive power with respect to all of these shares.

(2)	Based on a Schedule 13G filed on February 14, 2006, FMR Corp. has sole voting power with respect to 325,610 of these shares. Edward C. Johnson 3d and FMR Corp., through its control of Fidelity, and the funds each have sole power to dispose of the 3,583,810 shares owned by the Funds, but neither FMR Corp. nor Edward C. Johnson 3d, Chairman of FMR Corp., has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Boards of Trustees. Fidelity Management Trust Company, a wholly-owned subsidiary of FMR Corp., is the beneficial owner of 155,700 of these shares or 0.0295% of the outstanding common stock of the Company. Edward C. Johnson 3d and FMR Corp., through its control of Fidelity Management Trust Company, each has sole dispositive power over 155,700 of these shares and sole power to vote or to the direct the voting of 155,700 of these shares. Fidelity International Limited (“FIL”) is the beneficial owner of 700 of these shares or .001% of the outstanding common stock of the Company. A partnership controlled predominantly by members of the family of Edward C. Johnson 3d, Chairman of FMR Corp. and FIL, or trusts for their benefit, owns shares of FIL voting stock with the right to cast approximately

38% of the total votes which may be cast by all holders of FIL voting stock. FMR Corp. and FIL are separate and independent corporate entities, and their Boards of Directors are generally composed of different individuals.

(3)	Based on a Schedule 13G filed on February 13, 2006, Vanguard HorizonFunds-Vanguard Capital Opportunity Fund has sole voting power with respect to all of these shares and neither sole nor shared dispositive power with respect to any of these shares.

(4)	The business address of the shareholder is 40650 Encyclopedia Circle, Fremont, California 94538-2453.

(5)	Includes 4,246,925 shares held by George Zimmer in his capacity as trustee for the George Zimmer 1988 Living Trust.

(6)	Excludes 91,035 shares held by The Zimmer Family Foundation with respect to which this officer and director has shared voting and dispositive power but with regard to which such officer and director disclaims beneficial ownership.

(7)	Includes 65,940 shares, 2,372 shares, 843 shares, 464 shares, 330 shares and 119,566 shares, respectively, allocated to The Men’s Wearhouse, Inc. Employee Stock Plan (the “ESP”) accounts of Messrs. George Zimmer, David Edwab, Charles Bresler, Douglas Ewert and Neill Davis and to certain executive officers included in all executive officers and directors of the Company as a group, under the ESP. The ESP provides that participants have voting power with respect to these shares but do not have investment power over these shares.

(8)	Includes 1,622 shares held by David H. Edwab in his capacity as trustee of the David H. Edwab and Mary Margaret Edwab Family Trust and 96,800 restricted stock shares.

(9)	Includes 15,000 shares that may be acquired within 60 days upon exercise of stock options.

(10)	Includes 1,500 restricted shares and 1,500 shares that may be acquired within 60 days upon the exercise of stock options.

(11)	Includes 4,500 restricted shares and 30,000 shares that may be acquired within 60 days upon the exercise of stock options.

(12)	Includes 1,500 restricted shares and 7,500 shares that may be acquired within 60 days upon the exercise of stock options.

(13)	Includes 4,500 restricted shares and 16,500 shares that may be acquired within 60 days upon the exercise of stock options.

(14)	Includes 4,500 restricted shares and 3,000 shares that may be acquired within 60 days upon the exercise of stock options.

(15)	Includes 45,000 restricted shares.

(16)	Includes 55,000 restricted shares, 9,000 shares that may be acquired within 60 days upon the exercise of stock options and 1,466 shares allocated to the account of Mr. Ewert under The Men’s Wearhouse, Inc. 401(k) Savings Plan.

(17)	Includes 3,000 restricted shares, 8,999 shares that may be acquired within 60 days upon the exercise of stock options and 156 shares allocated to the account of Mr. Davis under The Men’s Wearhouse, Inc. 401(k) Savings Plan.

(18)	Includes 173,751 shares that may be acquired within 60 days upon the exercise of stock options.

(19)	Includes 4,150 shares allocated to the 401(k) Savings Plan accounts of certain executive officers of the Company. The 401(k) Savings Plan provides that participants have voting and investment power over these shares.

(20)	Includes 500 shares allocated to the Employee Stock Discount Plan (the “ESDP”) accounts of certain executive officers of the Company. The ESDP provides that participants have voting power with respect to these shares and investment power over these shares.

(21)	Includes 6,675 shares held by family members of certain executive officers and directors of the Company.

EXECUTIVE OFFICERS
      The following table lists the name, age, current position and period of service with the Company of each executive officer. Each executive officer of the Company was elected by the Board of Directors of the Company and will hold office until the next annual meeting of the Board of Directors or until his or her successor shall have been elected and qualified.

			Executive
			Officer
Name	Age	Position with the Company	Since

George Zimmer	57	Chairman of the Board and Chief Executive Officer	1974
David H. Edwab	51	Vice Chairman of the Board	1991
Charles Bresler, Ph.D.	57	President	1993
Neill P. Davis	49	Executive Vice President, Chief Financial Officer, Treasurer and Principal Financial Officer	1997
Douglas S. Ewert	42	Executive Vice President and Chief Operating Officer	2000
Pasquale De Marco	45	President — Moores Retail Group Inc.	2003
Christopher M. Zender	42	President — K&G Men’s Company	2004
Gary G. Ckodre	56	Senior Vice President — Chief Compliance Officer	1992
James E. Zimmer	54	Senior Vice President — Merchandising	1975
Diana M. Wilson	58	Senior Vice President — Chief Accounting Officer and Principal Accounting Officer	2003
Scott K. Waltz	42	Senior Vice President — Chief Marketing Officer	2004
William C. Silveira	48	Executive Vice President — Manufacturing	2006
Jerry L. Lovejoy	52	Vice President and General Counsel	2003
      See the table under “Election of Directors” for the past business experience of Messrs. George Zimmer and David Edwab.
      Charles Bresler, Ph.D. joined the Company in 1993. From 1993 to 1998, he served as Senior Vice President — Human Development. In February 1998, he was named Executive Vice President. In March 2003, he was renamed Executive Vice President — Stores, Marketing and Human Development. Effective as of January 31, 2005, he was named President of the Company.
      Neill P. Davis joined the Company in 1997 as Vice President and Treasurer. In November 2000, he was named Senior Vice President, Chief Financial Officer and Treasurer, and in March 2001 he was named Principal Financial Officer. In March 2002, he was promoted to Executive Vice President and remained Chief Financial Officer, Treasurer and Principal Financial Officer. In March 2003, he was named Executive Vice President, Chief Financial Officer and Principal Financial Officer. In April 2006, he was again named to the additional office of Treasurer.
      Douglas S. Ewert joined the Company in 1995. From 1996 to 1999, he served as General Merchandise Manager. From 1999 to 2000, he served as Vice President — Merchandising and General Merchandise Manager. In April 2000, he was named Senior Vice President — Merchandising, and in March 2001 he was named Executive Vice President and Chief Operating Officer, K&G Men’s Company. In March 2002, he was named Executive Vice President and General Merchandise Manager. Effective as of January 31, 2005, he was named Executive Vice President and Chief Operating Officer.
      Pasquale De Marco joined the Company as the Chief Financial Officer of Moores Retail Group Inc. (“Moores”) following the closing of the merger of a wholly owned subsidiary of the Company with Moores on February 10, 1999. Prior to the merger, Mr. De Marco had been the Chief Financial Officer of Moores since its inception. In March 2003, Mr. De Marco was named President — Moores Retail Group Inc.

      Christopher M. Zender joined the Company in September 2001 as Vice President of Store Operations of the Company’s Twin Hill Corporate Sales Division. In November 2002, he was named Vice President of Store Operations for K&G Men’s Company. In February 2005, he was named President — K&G Men’s Company. Prior to joining the Company, he was the Chief Operating Officer of Value City Department Stores from 1999-2001.
      Gary G. Ckodre joined the Company in 1992. In February 1997, he was named Vice President — Finance and Principal Financial and Accounting Officer, and in March 2001 he was named Senior Vice President and Principal Accounting Officer. In March 2003, he was named Senior Vice President — Finance. In March 2004, he was named Senior Vice President — Chief Compliance Officer.
      James E. Zimmer has served as Senior Vice President — Merchandising since 1975. Mr. J. Zimmer served as a director of the Company until June 2002 when he chose not to seek re-election.
      Diana M. Wilson joined the Company in March 1999 as Corporate Controller. In March 2001, she was named Vice President and Corporate Controller, and, in March 2002, she was named Vice President — Finance. In March 2003, she was named Vice President — Principal Accounting Officer. In March 2005, she was named Senior Vice President — Principal Accounting Officer. In April 2006, her title was changed to Senior Vice President — Chief Accounting Officer and Principal Accounting Officer.
      Scott K. Waltz joined the Company as Senior Vice President, Chief Marketing Officer in November 2004. Prior to joining the Company, Mr. Waltz was a Partner at 360 Group, a leading independent database marketing firm and agency partner to Men’s Wearhouse from 2002 to 2004. Prior to his joining 360 Group, he served as Senior Vice President, Chief Marketing Officer for AllBusiness from 1999 to 2002.
      William C. Silveira joined the Company in July 1997 as Director — Manufacturing. In March 2000, he was named Vice President — Manufacturing. In March 2001, he was named Senior Vice President — Manufacturing, and, in March 2005, he was named Executive Vice President — Manufacturing.
      Jerry L. Lovejoy joined the Company in January 2003 as Vice President and General Counsel. Prior to joining the Company, Mr. Lovejoy was the Division Counsel of the West Division of McDonald’s Corporation, the Oak Brook, Illinois fast food chain, from 1999 to 2003.
      George Zimmer and James E. Zimmer are brothers.

EXECUTIVE COMPENSATION
Summary Compensation Table
      The following table sets forth certain information regarding cash compensation paid for services rendered during the last three fiscal years to each of the Company’s five most highly compensated executive officers, including the Chief Executive Officer:

						Long Term
		Annual Compensation				Compensation Awards

				Other Annual		Restricted		Securities	All Other
				Compensation		Stock Unit		Underlying	Compensation
Name and Principal Position	Year	Salary($)(1)	Bonus($)(2)	($)(3)		Awards($)(7)		Options(11)	($)(12)

George Zimmer	2005	420,000	166,000	789,595	(4)	—		—	662
Chairman of the Board and	2004	428,077	166,000	693,157	(4)	—		—	403
Chief Executive Officer	2003	420,000	80,000	687,947	(5)	—		—	363
David H. Edwab	2005	560,000	—	106,194	(6)	2,904,000	(8)	—	1,062	(13)
Vice Chairman of the Board	2004	570,769	300,000	108,126	(6)	—		—	803	(13)
	2003	560,000	300,000	149,233	(6)	—		—	363
Charles Bresler, Ph.D.	2005	408,461	200,000	—		1,457,925	(9)	—	1,062	(13)
President	2004	339,565	166,000	—		—		—	803	(13)
	2003	335,458	120,000	—		—		—	763	(13)
Douglas S. Ewert	2005	384,615	200,000	—		1,457,925	(9)	—	1,062	(13)
Executive Vice President	2004	302,692	72,745	—		—		36,000	803	(13)
and Chief Operating Officer	2003	279,135	72,250	—		—		15,000	763	(13)
Neill P. Davis	2005	344,615	205,739	—		166,620	(10)	—	1,062	(13)
Executive Vice President,	2004	319,500	170,131	—		—		60,000	803	(13)
Chief Financial Officer and	2003	304,962	143,190	—		—		52,500	763	(13)
Principal Financial Officer

(1)	Represents salary for 52 weeks in fiscal years 2003 and 2005 and 53 weeks in fiscal year 2004.

(2)	Represents bonus paid relating to services performed in the indicated fiscal year.

(3)	Unless otherwise set forth, excludes perquisites and other benefits because the aggregate amount of such compensation was the lesser of $50,000 or 10% of the total annual salary and bonus reported for the named executive officer.

(4)	Includes $608,133 and $605,337 paid in 2005 and 2004, respectively, in connection with insurance premiums (see “Split-Dollar Life Insurance Agreements”) and $181,462 and $87,820 in 2005 and 2004, respectively, in incremental cost associated with Mr. Zimmer’s personal use of the corporate aircraft.

(5)	Represents amount paid in connection with insurance premiums (see “Split-Dollar Life Insurance Agreements”).

(6)	Includes $62,466, $62,466 and $113,159 paid to Mr. Edwab in 2005, 2004 and 2003, respectively, in connection with insurance premiums (see “Split-Dollar Life Insurance Agreements”) and $43,728, $45,660 and $36,074 paid in 2005, 2004 and 2003, respectively, as perquisites under his employment agreement.

(7)	Represents the dollar value of the award of restricted stock or deferred stock units issued to the named executive officer. The dollar value is calculated by multiplying the closing market price of the Company’s common stock on the date of grant by the number of shares or units awarded.

(8)	During 2005 and in connection with the amendment of his Employment Agreement, Mr. Edwab was issued an award of 96,800 shares of restricted stock valued as of the end of the fiscal year at $3,353,152. The award vests with respect to 20% of the shares initially covered thereby on each of February 6, 2007, 2008, 2009, 2010 and 2011. At the same time, Mr. Edwab agreed to the cancellation of options to purchase 165,000 shares of Common Stock that had been granted to him in 2000 and 2002 (see “Employment Agreement”).

(9)	During 2005, Mr. Bresler and Mr. Ewert were each issued an award of 52,500 deferred stock units valued as of the end of the fiscal year at $1,818,600. The awards vest with respect to 7,500 of the units initially covered thereby on each of April 13, 2006, 2007, 2008, 2009, 2010, 2011 and 2012.

(10)	During 2005, Mr. Davis was issued an award of 6,000 deferred stock units valued as of the end of the fiscal year at $207,840. The award vests with respect to 50% of the units initially covered thereby on each of April 13, 2006 and 2007.

(11)	Represents number of options granted to the named executive officer.

(12)	Represents the amount of the Company’s contribution to the ESP allocated in the indicated year to the account of the named executive officer.

(13)	Also includes $400, $400 and $400 of the Company’s matching contributions to the 401(k) Savings Plan allocated in 2005, 2004 and 2003, respectively, to the account of the named executive officer.
Employment Agreement
      The Company entered into a Second Amended and Restated Employment Agreement (the “Employment Agreement”) effective as of February 3, 2005, with David H. Edwab, Vice Chairman of the Company, for a term extending through February 6, 2011. Under the Employment Agreement the Company agreed, among other things, to:

•	for the period to and including February 6, 2006, pay Mr. Edwab an annual base salary of $560,000 plus $40,000 per year for reimbursement of various business related expenses, including automobile and club membership expenses, and, thereafter, pay Mr. Edwab an annual base salary of $300,000;

•	provide disability and medical insurance coverage and certain other benefits provided to other employees, excluding, however, (i) the Company’s annual cash bonus program for executive officers and (ii) grants and awards under the Company’s key employee equity incentive plans, awards under which, if any, shall be wholly at the discretion of the Company; and

•	make the premium payments on the insurance policies referred to and covered by the split-dollar life insurance agreement between the Company and Mr. Edwab (see discussion of “Split-Dollar Life Insurance Agreements” below) as additional compensation with an additional payment to cover the taxes due on such compensation.
      The Company may terminate Mr. Edwab’s employment under the Employment Agreement for “cause” (as defined in the Employment Agreement), in which event the Company will pay all amounts owed to Mr. Edwab under the Employment Agreement through the date of termination, which will satisfy all of the Company’s obligations under the Employment Agreement. If the Company terminates Mr. Edwab’s employment without “cause” or Mr. Edwab terminates his employment for “good reason” (as defined in the Employment Agreement), then (i) the Company will be required to pay Mr. Edwab all amounts owed through the date of termination, (ii) Mr. Edwab will continue to receive his base salary at the then current rate and all benefits to which Mr. Edwab is entitled under the Employment Agreement until the earlier of February 6, 2011 or two years following the date of termination and (iii) the Company will continue to maintain the split dollar life insurance policies, including the transferability provisions thereof, maintained by the Company for the benefit of Mr. Edwab until the earlier of February 6, 2011 or two years following the date of termination. If Mr. Edwab’s employment is terminated because of death or permanent disability, then (A) the Company will pay to Mr. Edwab or his estate, if applicable, all amounts owed to Mr. Edwab through the date of termination and all other benefits to which he would have been entitled under the Employment Agreement if his employment had continued until the earlier of February 6, 2011 or two years following the date of termination and (B) the Company shall continue to maintain the split dollar life insurance policies, including the transferability provisions thereof, maintained by the Company for the benefit of Mr. Edwab until February 6, 2011.
      Under the Employment Agreement, Mr. Edwab has agreed not to compete with the Company during the term thereof and for a period of one year thereafter. However, Mr. Edwab may render services for compensation and engage in other business activities; provided, that (i) rendering such services or engaging in such activities does not violate the non-competition provisions of the Employment Agreement and (ii) Mr. Edwab must continue to devote more of his working time to the Company than to any other single business or group of related businesses.
      Upon the execution of the Employment Agreement, the Company granted to Mr. Edwab 96,800 restricted shares of Common Stock under the Company’s 1996 Long-Term Incentive Plan, which shall vest with respect to 19,360 shares initially covered thereby on February 6th of each year from 2007 through 2011. In the event of termination of Mr. Edwab’s employment, other than for cause or by reason of voluntary termination, a portion of the unvested shares of restricted stock will immediately vest. In connection with the amendment to the Employment Agreement, Mr. Edwab agreed to the cancellation of certain options to purchase an aggregate of 165,000 shares of Common Stock.
Split-Dollar Life Insurance Agreements
      The George Zimmer 1988 Living Trust is presently the owner of 4,246,925 shares of Common Stock. The Company has been advised that in the event of the death of George Zimmer, his estate may be required to publicly sell all or substantially all of such shares to satisfy estate tax obligations. The public sale of such number of shares may destabilize the market for the Company’s publicly traded stock. Accordingly, in November 1994, an agreement was entered into (commonly known as a split-dollar life insurance agreement) under the terms of which the Company makes advances of the premiums for certain life insurance policies on the life of George Zimmer with an aggregate face value, as amended, of $25,500,000 purchased by a trust established by Mr. Zimmer. To secure the repayment of the advances, the trust has assigned the policies to the Company as collateral. Further, a second split-dollar life insurance agreement with essentially the same terms as the existing agreement was entered into relating to a life insurance policy on the life of George Zimmer with a face value of $1,000,000 purchased by a second trust established by Mr. Zimmer. The trusts have assigned the additional policies to the Company as collateral. The proceeds of these policies are intended to provide Mr. Zimmer’s estate with enough liquidity to avoid destabilizing sales of Common Stock.
      The Company has also entered into split-dollar life insurance agreements with Mr. Edwab under the terms of which the Company made advances of the premiums on $3,000,000 in life insurance policies owned by a trust established by Mr. Edwab and payable to beneficiaries designated by him (subject to certain split-dollar provisions in favor of the Company). To secure the repayment of the premiums, the Trust has assigned the policies to the Company as collateral.
      In light of the provisions of the Sarbanes-Oxley Act of 2002 which prohibit the Company from making loans to its officers and directors (which may encompass the advancement of premiums for life insurance policies even though secured by the cash payable pursuant to such policies), the Company has ceased making premium payments as loans to Messrs. Zimmer and Edwab. The Company has elected to pay the premiums on behalf of Messrs. Zimmer and Edwab as additional compensation with an additional increase in compensation to cover the taxes due on such compensation.
Employee Equity Incentive Plans
      The Company maintains The Men’s Wearhouse, Inc. 1996 Long-Term Incentive Plan (formerly known as the 1996 Stock Option Plan, the “1996 Plan”), 1998 Key Employee Stock Option Plan (the “1998 Option Plan”) and the 2004 Long-Term Incentive Plan (the “2004 Plan”) (collectively, the “Plans”) for the benefit of its full-time key employees. The Company also maintained The Men’s Wearhouse, Inc. 1992 Stock Option Plan which expired in February 2002. Under the 1996 Plan, awards covering up to 2,775,000 shares of Common Stock may be granted. Under the 1998 Option Plan, options to purchase up to 3,150,000 shares of Common Stock may be granted. Under the 2004 Plan, awards covering up to 900,000 shares of Common Stock may be granted.
      The 1998 Plan is administered by the Stock Option Committee of the Company’s Board of Directors which currently consists of George Zimmer and the 1996 Plan and the 2004 Plan are administered by the Compensation Committee. The individuals eligible to participate in the Plans are such full-time key employees, including officers and employee directors, of the Company as the respective committees may determine from time to time. However:

•	George Zimmer and James E. Zimmer are not eligible to participate in the 1996 Plan and the 1998 Option Plan; and

•	no executive officers of the Company may participate in the 1998 Option Plan.
      Under the 1996 Plan and the 2004 Plan, the Compensation Committee may grant options (both incentive stock options and nonqualified stock options), stock appreciation rights, restricted stock, deferred stock units, performance stock awards, performance units, cash-based awards, and other stock-based awards. Under the 1998 Option Plan, the Stock Option Committee may only grant nonqualified stock options. Under the 1998 Option Plan, the purchase price of shares subject to an option granted under the 1998 Option Plan is determined by the Stock Option Committee at the date of grant. Generally, the price at which a nonqualified stock option may be granted may not be less than 50% of the fair market value of the shares of Common Stock on the date of grant. Under the 1996 Plan and the 2004 Plan, the purchase price of shares subject to an option granted under such plans is determined by the Compensation Committee and may not be less than 100% of the fair market value of the shares of Common Stock on the date of grant. Options granted under the Plans must be exercised within ten years from the date of grant. Unless otherwise provided by the respective committee, the options vest with respect to one-third of the shares covered thereby on each of the first three anniversaries of the date of grant. In the case of any eligible employee who owns or is deemed to own stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or its parent or subsidiaries, (i) the option price of any incentive stock option granted may not be less than 110% of the fair market value of the Common Stock on the date of grant and (ii) the exercisable period may not exceed five years from date of grant. Stock appreciation rights (freestanding or tandem), restricted stock, deferred stock units, performance stock awards, performance units, other stock-based awards and cash-based awards may be granted under the 1996 Plan or the 2004 Plan in such number and upon such terms and conditions as determined by the Compensation Committee.
      Generally, awards granted under the Plans are not transferable by the holder other than by will or under the laws of descent and distribution. Options granted under the Plans terminate on the earlier of (i) the expiration date of the option or (ii) one day less than one month after the date the holder of the option terminates his or her employment with the Company for any reason other than the death, disability or the retirement of such holder. During such one-month period, the holder may exercise the option in respect of the number of shares that were vested on the date of such severance of employment. In the event of severance because of the death, disability or retirement of a holder before the expiration date of the option, the option terminates on the earlier of such (i) expiration date or (ii) one year following the date of severance. During this period the holder, or his or her heirs, as the case may be, generally may exercise the option in respect of the number of shares that were vested on the date of severance because of death, disability or retirement. With regard to other awards under the 1996 Plan and the 2004 Plan, the Compensation Committee shall determine the extent to which a holder shall have the right to receive or exercise such award following termination of the holder’s employment with the Company.

Option Grants
      There were no option grants to the named executive officers during the last fiscal year.
Option Exercises
      The following table sets forth the aggregate option exercises during the last fiscal year and the value of outstanding options at year-end held by the named executive officers:
Aggregate Option Exercises in Fiscal 2005 and Option Values at January 28, 2006

			Number of Securities	Value of Unexercised
	Shares		Underlying Unexercised	In-the-Money
	Acquired on	Value	Options at Year End	Options at Year End($)
Name	Exercise	Realized($)	Exercisable/Unexercisable	Exercisable/Unexercisable

George Zimmer	—	—	—	—
David H. Edwab	247,500	5,607,833	0/15,000	0/283,350
Charles Bresler, Ph.D.	77,625	793,050	0/202,500	0/4,051,725
Douglas S. Ewert	36,375	518,242	0/63,000	0/1,251,466
Neill P. Davis	21,745	388,550	1,499/139,506	30,580/2,987,955
Compensation of Directors
      Employee directors of the Company do not receive fees for attending meetings of the Board of Directors. Each non-employee director of the Company receives an annual retainer of $24,000. In addition, members of the Audit Committee receive an annual retainer of $2,000, or $10,000 for the Chairman of the Audit Committee, as well as an additional $1,000 for each meeting attended in person and $500 for each meeting held telephonically. Members of the Compensation Committee and the Nominating and Corporate Governance Committee each receive an annual retainer of $1,000, or $2,000 for the Chairman of each committee, as well as an additional $1,000 for each meeting attended in person and $500 for each meeting held telephonically. Further, under the Director Plan each person who is a non-employee director on the last business day of each fiscal year of the Company is granted 1,500 shares of restricted stock and an option to acquire an additional 1,500 shares of Common Stock. All options granted permit the non-employee director to purchase the option shares at the closing price on the date of grant and become exercisable one year after the date of grant. All options granted under the Director Plan must be exercised within 10 years of the date of grant. Such options terminate on the earlier of the date of the expiration of the option or one day less than one month after the date the director ceases to serve as a director of the Company for any reason other than death, disability or retirement as a director. All restrictions on the restricted stock lapse one year after the date of grant.
      During the fiscal year ended January 28, 2006, Messrs. Brutoco, Chopra, Ray, Sechrest, Stein and Ms. Mason earned $34,500, $27,500 $28,000, $42,000, $28,000 and $33,500, respectively, as compensation for their service on the Board of Directors. In addition, on January 27, 2006, the Company granted each of Messrs. Brutoco, Chopra, Ray, Sechrest and Stein and Ms. Mason 1,500 shares of restricted stock and an option to purchase an additional 1,500 shares of Common Stock at $34.64 per share pursuant to the Director Plan.

Performance Graph
      The following graph compares, as of each of the dates indicated, the percentage change in the Company’s cumulative total shareholder return on the Common Stock with the cumulative total return of the NYSE Composite Index and the Retail Specialty Apparel Index. The graph assumes that the value of the investment in the Common Stock and each index was $100 at February 3, 2001 and that all dividends paid by those companies included in the indices were reinvested.
Measurement Period (Fiscal Year Covered)

	02/03/01	02/02/02	02/01/03	01/31/04	01/29/05	01/28/06

Company	100.00	67.96	43.54	72.37	100.84	161.47
Dow Jones US Apparel Retailers	100.00	86.87	75.37	100.72	121.87	139.03
NYSE Composite Index	100.00	85.03	68.01	87.78	100.47	129.82
      The foregoing graph is based on historical data and is not necessarily indicative of future performance. This graph shall not be deemed to be “soliciting material” or to be “filed” with the Commission or subject to Regulations 14A and 14C under the Exchange Act, or to the liabilities of Section 18 under the Exchange Act.
Compensation Committee Interlocks and Insider Participation
      No member of the Compensation Committee of the Board of Directors of the Company was, during fiscal 2005, an officer or employee of the Company or any of its subsidiaries, or was formerly an officer of the Company or any of its subsidiaries, or had any relationships requiring disclosure by the Company under Item 404 of Regulation S-K.
      During fiscal 2005, no executive officer of the Company served as (i) a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served on the Compensation Committee of the Board of Directors, (ii) a director of another entity, one of whose executive officers served on the Compensation Committee, or (iii) a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served as a director of the Company.

Compensation Committee Report on Executive Compensation
      The Compensation Committee of the Board of Directors of the Company is pleased to present its 2005 report on executive compensation. This Compensation Committee report documents components of the Company’s executive officer compensation programs and describes the basis on which 2005 compensation determinations were made by the Compensation Committee with respect to the executive officers of the Company, including the executive officers that are named in the compensation tables. The Compensation Committee is comprised entirely of non-employee directors.

Compensation Philosophy and Overall Objectives of Executive Compensation Programs
      It is the philosophy of the Company to ensure that executive compensation be directly linked to continuous improvements in corporate financial performance and increases in shareholder value. The following objectives, which were adopted by the Compensation Committee, serve as the guiding principles for all compensation decisions:

•	Provide a competitive total compensation package that enables the Company to retain key executives.

•	Integrate pay programs with the Company’s annual and long-term business objectives and strategy, and focus executive behavior on the fulfillment of those objectives.

•	Provide variable compensation opportunities that are directly linked to the performance of the Company and that align executive remuneration with the interests of shareholders.
      The Compensation Committee believes that the Company’s current executive compensation program is consistent with these objectives.

Executive Compensation Program Components
      The Company uses cash- and equity-based compensation to achieve its pay-for-performance philosophy and to reward short- and long-term performance.
      Base Salary. The Company’s compensation philosophy is to control compensation costs and to place greater emphasis on incentive compensation based on results. Accordingly, the Compensation Committee believes that the Company’s base salaries are well within the industry norms for companies of similar size. Salaries for executives are reviewed periodically and revised, if appropriate, based on a variety of factors, including individual performance, level of responsibility, prior experience, breadth of knowledge, external pay practices and overall financial results.
      Incentive Compensation. The Company’s philosophy is to use a combination of annual and long-term compensation methods for the Company’s management other than the Chief Executive Officer who holds significant ownership interests in the Company and has declined the opportunity to participate in equity compensation arrangements. It is the belief of the Compensation Committee that incentives through stock option or restricted stock participation at this time for the Chief Executive Officer would not significantly affect the short-term or long-term perspective of this individual with respect to the equity performance of the Company. The Compensation Committee does believe that the opportunity for increased compensation through equity incentives would be appropriate for the Chief Executive Officer. However, he has declined to accept such additional compensation.
      The Compensation Committee adopted a bonus program for 2005 in which executive officers participate. The maximum bonus set for each of the named executive officers is based upon the total compensation package of the officer relative to his duties and is $205,739, except for Mr. Edwab who is not entitled to participate in the program under the terms of his Employment Agreement.
      The criteria for determining the amount of bonus participation is based on: (i) the Company attaining sales goals, (ii) the Company attaining net income goals, and (iii) the officer attaining personal goals. Each of the first two criteria are quantitative, while the third criterion is subjective. The Company’s bonus program for the majority of the work force is based on attaining similar goals as well as shrinkage goals.

Discussion of 2005 Compensation for the Chief Executive Officer
      George Zimmer, Chairman of the Board and Chief Executive Officer of the Company, is a significant shareholder in the Company, as well as one of the Company’s founders.
      In determining Mr. Zimmer’s compensation for 2005, the Compensation Committee considered the Company’s financial performance and corporate accomplishments, individual performance and salary data for chief executive officers of other publicly held apparel companies having a size and focus that the Compensation Committee believed comparable to the Company’s. The Compensation Committee also reviewed more subjective factors, such as development and implementation of the corporate strategies to enhance shareholder value and the Company’s overall corporate philosophy. The Compensation Committee also took into consideration the amount paid by the Company to Mr. Zimmer to pay the premiums on the split-dollar life insurance policies. The Compensation Committee feels that Mr. Zimmer’s compensation program for 2005 and 2006 is conservative in light of his contributions to the Company and the Company’s success.
      Base Salary. Mr. Zimmer’s base salary for fiscal 2005 was $420,000. While the Compensation Committee believes that the performance of Mr. Zimmer and the Company would justify a substantial increase in Mr. Zimmer’s base salary and that Mr. Zimmer’s base salary is substantially below the median base salary for chief executive officers of other publicly held companies similar in size to the Company, Mr. Zimmer has advised the Compensation Committee that he is satisfied with his current base salary and therefore no change has been approved for fiscal 2006.
      Annual Incentive. Mr. Zimmer was paid a $166,000 bonus under the 2005 bonus program. Mr. Zimmer will be eligible for a bonus of up to $200,000 in 2006 based on: (i) the Company attaining sales goals, (ii) the Company attaining net income goals, and (iii) Mr. Zimmer attaining certain personal goals. Each of the first two criteria are quantitative, while the third criterion is subjective. The Compensation Committee believes the Company’s cash incentive bonus program for Mr. Zimmer is conservative compared to other publicly held companies similar in size to the Company.
      Split-dollar Life Insurance Premiums. In the past the Company paid the premiums on a split-dollar life insurance policy owned by Mr. Zimmer under an arrangement where the Company would be reimbursed for the aggregate amount of such premiums from the cash proceeds of the policy before any payment was made thereunder to Mr. Zimmer or the policy’s beneficiaries. Because of changes in law, it became uncertain as to whether the Company could continue to make such premium payment advances under the split-dollar insurance arrangement. Because Common Stock represents a substantial portion of Mr. Zimmer’s estate, in the event of his death, his estate might be forced to sell Common Stock under circumstances that would be adverse to the Company and its shareholders unless the estate had other significant sources of liquidity. The split-dollar life insurance policy creates a significant source of liquidity to the estate. As a result of this factor, and the fact that the Compensation Committee believed that otherwise Mr. Zimmer’s total compensation package was substantially below the median market level, the Compensation Committee approved the continued payment of the split-dollar life insurance premiums by the Company as additional compensation to Mr. Zimmer and approved the payment to Mr. Zimmer of an additional amount to reimburse him for taxes he would owe as a result of the additional compensation and the tax reimbursement payment.

Summary
      It is the opinion of the Compensation Committee that the total compensation program for 2005 for the executive officers relative to the Company’s performance was reasonable and that the compensation to George Zimmer, including that associated with the payments with respect to the split-dollar life insurance, remains modest in light of the Company’s achievements and the total compensation packages provided to chief executive officers by other publicly held clothing retailers.

COMPENSATION COMMITTEE

Sheldon I. Stein, Chairman
William B. Sechrest
Kathleen Mason
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
      On August 20, 2004, we purchased a 1980 Gulfstream III aircraft from Regal Aviation L.L.C. (“Regal Aviation”) for $5.0 million. Regal Aviation operates a private air charter service and is a limited liability company of which George Zimmer owns 99%. In addition, on August 20, 2004, we entered into a leasing arrangement with Regal Aviation under which Regal Aviation operates, manages and markets the aircraft as well as provides the appropriate flight personnel and services. The aircraft is utilized to provide air transportation from time to time for Mr. Zimmer as well as leased to third parties for charter. Prior to the purchase of the aircraft from Regal Aviation, the Company utilized the services of Regal Aviation to provide air transportation from time to time for employees of the Company. During 2005, the Company paid approximately $400,000 to Regal Aviation for all such services.
      Based on the results of recent appraisals and review of the terms of other Regal Aviation leasing arrangements with unrelated third parties, we believe that the terms of the aircraft purchase and leasing agreement are comparable to what would have been available to us from unaffiliated third parties at the time such agreements were entered into.
      In April 2002, the Company advanced $220,750 to Mr. Davis to enable him to purchase a residence. At the beginning of fiscal 2005, Mr. Davis had a balance of $186,440. During 2005, Mr. Davis repaid $20,000 of this advance and paid the Company $3,703 in interest. The average interest rate on the loan during fiscal 2005 was 2.2% per annum. As of January 28, 2006, the outstanding loan balance was $166,440.
Section 16(a) Beneficial Ownership Reporting Compliance
      To the Company’s knowledge, and except as set forth below, based solely on a review of the copies of the reports required pursuant to Section 16(a) of the Exchange Act that have been furnished to the Company and written representations that no other reports were required, during the fiscal year ended January 28, 2006, all Section 16(a) filing requirements applicable to its directors, executive officers and greater than 10% beneficial owners have been met, except that (i) David Edwab inadvertently failed to timely file a Form 4 related to the cancellation of certain options and the grant of restricted stock pursuant to the terms of his Second Amended and Restated Employment Agreement and (ii) James Zimmer inadvertently failed to timely file a Form 4 related to the settlement of a variable pre-paid forward contract in 2004.
INDEPENDENT AUDITORS
      The Audit Committee has approved the appointment of the firm of Deloitte & Touche LLP (“D&T”) as independent auditors for the fiscal year ending February 3, 2007. Representatives of D&T are expected to attend the Annual Meeting, will be afforded an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions by shareholders.

      Fees for professional services provided by D&T in each of the last two fiscal years in each of the following categories are:

	Fiscal Year

	2005	2004

Audit Fees(1)	$996,000	$1,360,800
Audit Related Fees(2)	41,000	39,700
Tax Fees(3)	108,000	740,400
All Other Fees(4)	75,100	22,200

	$1,220,100	$2,163,100

(1)	Audit fees consist of audit work performed in connection with the annual financial statements, assessment of the Company’s internal control over financial reporting, the reviews of unaudited quarterly financial statements as well as work generally only the independent auditor can reasonably provide, such as consents, comfort letters and review of documents filed with the Securities and Exchange Commission.

(2)	Audit related services represent fees for audits of the Company’s employee benefit plans.

(3)	Tax services include fees for a variety of federal, state and international tax consulting projects and tax compliance services, including fixed fee payments for certain previously contingent fee arrangements.

(4)	These fees for other services consist of general tax compliance software licensing.
      The Audit Committee has considered whether non-audit services provided by D&T to the Company are compatible with maintaining D&T’s independence.
      The Audit Committee has implemented pre-approval policies and procedures for all audit and non-audit services. Generally, the Audit Committee requires pre-approval of any services to be provided by the Company’s independent public accountants to the Company or any of its subsidiaries. The pre-approval procedures include the designation of such pre-approval responsibility to one individual on the Audit Committee, currently Mr. Sechrest. There were no services approved by the Audit Committee pursuant to the de minimis exception in paragraph (c)(7)(i)(C) of Rule 2-01 of Regulation S-X during fiscal 2005.
PROPOSALS FOR NEXT ANNUAL MEETING
      Any proposals of shareholders intended to be presented at the annual meeting of shareholders of the Company to be held in 2007 must be received by the Company at its corporate offices, 5803 Glenmont Drive, Houston, Texas 77081-1701, attention: Investor Relations, or via facsimile at (713) 592-7060, no later than January 19, 2007, in order to be considered for inclusion in the proxy statement and form of proxy relating to that meeting.
OTHER MATTERS
      The management of the Company knows of no other matters which may come before the meeting. However, if any matters other than those referred to above should properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote such proxy in accordance with their best judgment.
      The cost of solicitation of proxies in the accompanying form will be paid by the Company. In addition to solicitation by use of the mails, certain directors, officers or employees of the Company may solicit the return of proxies by telephone, telegram or personal interview.

PROXY	PROXY

THE MEN’S WEARHOUSE, INC.

     THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE
ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 21, 2006
     The undersigned shareholder of The Men’s Wearhouse, Inc. (the “Company”) hereby appoints George Zimmer and David Edwab, or either of them, attorneys and proxies of the undersigned, with full power of substitution to vote, as designated on the reverse side, the number of votes which the undersigned would be entitled to cast if personally present at the Annual Meeting of Shareholders of the Company to be held at 11:30 a.m., Pacific daylight time, on Wednesday, June 21, 2006, at the Company’s executive offices, 40650 Encyclopedia Circle, Fremont, California, and at any adjournment or adjournments thereof.

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF SHAREHOLDERS OF

THE MEN’S WEARHOUSE, INC.

June 21, 2006

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

êPlease detach along perforated line and mail in the envelope provided.ê

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	Election of Directors:

NOMINEES:
☐	FOR ALL NOMINEES	m m m	George Zimmer David H. Edwab Rinaldo S. Brutoco
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	m m m	Michael L. Ray, Ph.D. Sheldon I. Stein Kathleen Mason
☐	FOR ALL EXCEPT (See instructions below)	m m	Deepak Chopra, M.D. William B. Sechrest

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

2.	In their discretion, the above-named proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment thereof and upon matters incident to the conduct of the meeting.

This Proxy will be voted as directed. IF NOT OTHERWISE SPECIFIED, THE SHARES WILL BE VOTED FOR EACH OF THE NOMINEES LISTED HEREIN. As noted in the accompanying proxy statement, receipt of which is hereby acknowledged, if any of the listed nominees becomes unavailable for any reason and authority to vote for election of directors is not withheld, the shares will be voted for another nominee or other nominees to be selected by the Nominating and Corporate Governance Committee.

PLEASE MARK, SIGN, DATE AND RETURN IMMEDIATELY.

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

THE MEN’S WEARHOUSE, INC.
PROXY VOTING INSTRUCTIONS
ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 21, 2006
     The Board of Directors of The Men’s Wearhouse, Inc. (the “Company”) recommends a vote “FOR” each of the nominees listed below. Please provide voting instructions by marking your choices below.
1. Election of Directors:

☐ FOR all nominees listed, except as indicated to the contrary below	☐ WITHHOLD AUTHORITY to vote for election of all nominees

Nominees:	George Zimmer, David H. Edwab, Rinaldo S. Brutoco, Michael L. Ray, Ph.D., Sheldon I. Stein, Kathleen Mason, Deepak Chopra, M.D. and William B. Sechrest.

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT PERSON’S NAME IN THE SPACE PROVIDED BELOW.)

(Continued, and to be signed on reverse side)

     The shares allocated to your account in the Company’s 401(k) Savings Plan will be voted as directed. IF NOT OTHERWISE SPECIFIED, THE SHARES WILL BE VOTED FOR EACH OF THE NOMINEES. As noted in the accompanying proxy statement, receipt of which is hereby acknowledged, if any of the listed nominees becomes unavailable for any reason and authority to vote for election of directors is not withheld, the shares will be voted for another nominee or other nominees to be selected by the Nominating and Corporate Governance Committee.

Dated	, 2006

Signature of Shareholder

Your signature should correspond with your name as it appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please set forth your full title as it appears hereon.

PLEASE MARK, SIGN, DATE AND
RETURN IMMEDIATELY

THE MEN’S WEARHOUSE, INC.
PROXY VOTING INSTRUCTIONS
ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 21, 2006
     The Board of Directors of The Men’s Wearhouse, Inc. (the “Company”) recommends a vote “FOR” each of the nominees listed below. Please provide voting instructions by marking your choices below.
1. Election of Directors:

☐ FOR all nominees listed, except as indicated to the contrary below	☐ WITHHOLD AUTHORITY to vote for election of all nominees

Nominees:	George Zimmer, David H. Edwab, Rinaldo S. Brutoco, Michael L. Ray, Ph.D., Sheldon I. Stein, Kathleen Mason, Deepak Chopra, M.D. and William B. Sechrest.

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT PERSON’S NAME IN THE SPACE PROVIDED BELOW.)

(Continued, and to be signed on reverse side)

     The shares allocated to your account in the Company’s Employee Stock Plan will be voted as directed. IF NOT OTHERWISE SPECIFIED, THE SHARES WILL BE VOTED FOR EACH OF THE NOMINEES LISTED HEREIN. As noted in the accompanying proxy statement, receipt of which is hereby acknowledged, if any of the listed nominees becomes unavailable for any reason and authority to vote for election of directors is not withheld, the shares will be voted for another nominee or other nominees to be selected by the Nominating and Corporate Governance Committee.

Dated	, 2006

Signature of Shareholder

Your signature should correspond with your name as it appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please set forth your full title as it appears hereon.

PLEASE MARK, SIGN, DATE AND
RETURN IMMEDIATELY

THE MEN’S WEARHOUSE, INC.
PROXY VOTING INSTRUCTIONS
ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 21, 2006
     The Board of Directors of The Men’s Wearhouse, Inc. (the “Company”) recommends a vote “FOR” each of the nominees listed below. Please provide voting instructions by marking your choices below.
1. Election of Directors:

☐ FOR all nominees listed, except as indicated to the contrary below	☐ WITHHOLD AUTHORITY to vote for election of all nominees

Nominees:	George Zimmer, David H. Edwab, Rinaldo S. Brutoco, Michael L. Ray, Ph.D., Sheldon I. Stein, Kathleen Mason, Deepak Chopra, M.D. and William B. Sechrest.

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT PERSON’S NAME IN THE SPACE PROVIDED BELOW.)

(Continued, and to be signed on reverse side)

     The shares allocated to your account in the Company’s Employee Stock Discount Plan will be voted as directed. IF NOT OTHERWISE SPECIFIED, THE SHARES WILL BE VOTED FOR EACH OF THE NOMINEES LISTED HEREIN. As noted in the accompanying proxy statement, receipt of which is hereby acknowledged, if any of the listed nominees becomes unavailable for any reason and authority to vote for election of directors is not withheld, the shares will be voted for another nominee or other nominees to be selected by the Nominating and Corporate Governance Committee.

Dated	, 2006

Signature of Shareholder

Your signature should correspond with your name as it appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please set forth your full title as it appears hereon.

PLEASE MARK, SIGN, DATE AND
RETURN IMMEDIATELY